UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Laidlaw International, Inc.

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Set forth below is an internet communication distributed to employees of Laidlaw International, Inc. on February 9, 2007.
Internal Release to Employees
Subject: A note from Kevin Benson
Last evening Laidlaw issued a press release announcing that we had entered into an agreement with FirstGroup, on terms the Laidlaw Board of Directors agreed to recommend to our shareholders, with the acceptance of an all cash offer of $35.25 per share for their Laidlaw shares.
While the vast majority of employees of Greyhound, Education Services and Laidlaw Transit will see little change to their daily activities, I would like to explain some of the background to this offer and why I believe this is positive for Laidlaw.
It has become increasingly clear to us over the past few years that our primary industry, the home to school transportation of students, was under intense margin pressure. Our customers, the many school boards and districts across North America, were themselves facing financial pressures and looking to operators like Laidlaw to find ways of improving efficiencies and lowering costs WITHOUT in any way relaxing safety standards.
Our response was to examine every aspect of our business looking for areas where improved technology or processes could meet these challenges. We decided that we needed to transform the business through the use of technology to better measure and manage our assets, while at the same time offering more products to our customers.
These innovations require significant investments and we have looked for ways to grow our core business and achieve the benefits even sooner. We were delighted to find that First shared our view of the need for continued improvement, our approach to achieving it and a desire to work together.
The agreement with First allows us to combine our school bus and transit assets and achieve a number of benefits. It allows us to spread our development costs over 60,000 school buses rather than 40,000. It allows us to reduce overhead and administrative costs. It allows us to continue to invest in systems and technology that will benefit the industry as a whole. It allows us to factor these savings into our bids and to meet our customers’ demand for improved services.
With the synergies at the school bus and transit businesses, we expect little impact on the operations at Greyhound or on the school bus or transit front line branch operations.
There are a number of approvals to be obtained and conditions that must be met before this agreement can be implemented. Shareholder votes and various regulatory approvals will take some months. In the interim, we remain an independent company and we must continue to compete aggressively. We must also be careful not to share any information with First that is of a competitive and confidential nature.

Thank you for your continued dedication and commitment. Your hard work in building Laidlaw has given us this exciting growth opportunity.
We know you have many questions and during this time we will continue to provide information to you and to explain the benefits of this merger to our customers. Visit your local Intranet site to review answers to some questions you may have.
Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.